EXHIBIT 99.1

SOMANI HOLDINGS, INC.
O/A AUTOMOTIVE SUNROOF CO.
Pickering, Ontario Canada

FINANCIAL REPORTS
AT
MAY 31, 2001

SOMANI HOLDINGS, INC.
O/A AUTOMOTIVE SUNROOF CO.
Pickering, Ontario Canada

TABLE OF CONTENTS

Independent Auditors' Report	F-1
Balance Sheets at May 31, 2001 and 2000	F-2
Statements of Changes in Stockholders' Equity (Deficit) for the Years
Ended May 31, 2001 and 2000	F-3
Statements of Operations for the Years Ended May 31, 2001and 2000	F-4
Statements of Cash Flows for the Years Ended May 31, 2001 and 2000	F-5
Notes to Financial Statements	F-6 - F-10

                        INDEPENDENT AUDITORS'  REPORT

Somani Holdings, Inc.
O/A Automotive Sunroof Co.
Pickering, Ontario

            We have audited the accompanying balance sheets of Somani Holdings, Inc. O/A Automotive Sunroof Co. as of May 31, 2001 and 2000, and the related statements of operations, stockholders'  equity (deficit), and cash flows for the years then ended, which, as discussed in Note J has been prepared on the basis of accounting principals generally accepted in Canada, and is expressed in Canadian dollars. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

            We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

            In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Somani Holdings, Inc. O/A Automotive Sunroof Co. as of May 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in Canada.

 /s/ Rotenberg & Co., LLP
Rotenberg & Co., LLP

Rochester, New York
December 17, 2002

SOMANI HOLDINGS INC.
O/A AUTOMOTIVE SUNROOF CO.
Pickering, Ontario Canada

BALANCE SHEETS
	(Canadian Dollars)

May 31,	2001	2000

ASSETS

Current Assets
Cash and Cash Equivalents	$467	$917
Accounts Receivable - Net of Allowance for Doubtful Accounts	327,991	337,560
Inventory	304,606	284,910
Prepaid Expenses and Other Current Expenses	9,714	8,180

Total Current Assets	642,778	631,567

Property and Equipment - Net of Accumulated Depreciation	28,639	36,091

Intangible Assets - Net of Accumulated Amortization	53,507	55,684

Other Assets
Due from Shareholder	79,235	66,941
Note Receivable - Related Party	10,549	-
Other Assets	1,395	-

Total Assets	$816,103	$790,283

LIABILITIES AND STOCKHOLDERS' EARNINGS (DEFICIT)

Current Liabilities
Accounts Payable	$357,785	$328,218
Accrued Expenses and Other Current Liabilities	62,883	88,092
Line of Credit	262,856	220,000
Notes Payable - Due Within One Year	35,196	35,196

Total Current Liabilities	718,720	671,506

Other Liabilities
Notes Payable - Noncurrent	23,943	59,139
Notes Payable - Officers/Shareholders - Noncurrent	256,387	230,330

Total Liabilities	999,050	960,975

Stockholders' Earnings (Deficit)
Common Stock - $1 Par; unlimited Authorization,
100 issued and outstanding	100	100
Retained Earnings (Deficit)	(183,047)	(170,792)

Total Stockholders' Earnings (Deficit)	(182,947)	(170,692)

Total Liabilities and Stockholders' Earnings (Deficit)	$816,103	$790,283
The accompanying notes are an integral part of this financial statement.

SOMANI HOLDINGS INC.
O/A AUTOMOTIVE SUNROOF CO.
Pickering, Ontario Canada

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) FOR THE YEARS ENDED
MAY 31, 2000 AND 2001

	(Canadian Dollars)
	Number of Shares	Common Stock	Retained Income (Loss)	Total Stockholders' Deficit
Balance - June 1, 1999	100	$100	$(31,142)	$(31,042)
Net Loss for the Year	-	-	(139,650)	(139,650)
Balance - May 31, 2000	100	100	(170,792)	(170,692)
Net Income for the Year	-	-	(12,255)	(12,255)
Balance - May 31, 2001	100	$100	$(183,047)	$(182,947)

The accompanying notes are an integral part of this financial statement.

SOMANI HOLDINGS INC.
O/A AUTOMOTIVE SUNROOF CO.
Pickering, Ontario Canada

STATEMENTS OF OPERATIONS
	(Canadian Dollars)
For the Years Ended May 31,	2001	2000

Sales	$1,822,676	$1,582,537

Cost of Goods Sold
Materials	1,169,046	1,044,719
Labor and Overhead	347,978	355,217

Total Cost of Goods Sold	1,517,024	1,399,936

Gross Profit	305,652	182,601

Operating Expenses
Advertising and Promotion	11,181	30,250
General and Administrative	242,246	238,399

Total Operating Expenses	253,427	268,649

Net Income (Loss) from Operations Before Depreciation and Amortization, Interest and Taxes	52,225	(86,048)

Depreciation and Amortization Expense	10,830	22,196

Net Income (Loss) Before Interest and Taxes	41,395	(108,244)

Interest Expense	53,400	31,406

Net Income (Loss) Before Taxes	(12,005)	(139,650)

Provision for Taxes	250	-

Net Income (Loss) for the Year	$(12,255)	$(139,65)

The accompanying notes are an integral part of this financial statement.

SOMANI HOLDINGS INC.
O/A AUTOMOTIVE SUNROOF CO.
Pickering, Ontario Canada
STATEMENTS OF CASH FLOWS

	(Canadian Dollars)
For the Years Ended May 31,	2001	2000

Cash Flows from Operating Activities
Net Income (Loss) for the Period	$(12,255)	$(139,650)

Non-Cash Adjustments:
Depreciation and Amortization	10,830	22,196
Bad Debts	-	20,873

Changes in Assets and Liabilities:
Accounts Receivable	9,569	(18,618)
Inventory	(19,696)	49,271
Prepaid Expenses and Other Current Assets	(1,534)	37,665
Other Assets	(1,395)	-
Accounts Payable	29,567	57,788
Accrued Liabilities and Other Current Liabilities	(25,209)	(56,602)

Net Cash Flows from Operating Activities	(10,123)	(27,077)

Cash Flows from Investing Activities
Purchase of Property and Equipment	(1,201)	(8,221)

Net Cash Flows from Investing Activities	(1,201)	(8,221)

Cash Flows from Financing Activities
Net Proceeds from Line of Credit	42,856	35,000
Net Proceeds (Repayment) of Debt	(35,196)	44,796
Net Proceeds from - Officers/Stockholders	13,763	(44,274)
Net Proceeds to Related Party	(10,549)	-

Net Cash Flows from Financing Activities	10,874	35,522

Net Change in Cash and Cash Equivalents	(450)	224

Cash and Cash Equivalents - Beginning of Period	917	693

Cash and Cash Equivalents - End of Period	$467	$917

SUPPLEMENTAL DISCLOSURE OF CASH PAID FOR INTEREST AND TAXES

Interest	$53,400	$31,406
Taxes	$7,032	$1,488

 The accompanying notes are an integral part of this financial statement.

Somani Holdings, Inc.
O/A Automotive Sunroof Co.
Pickering, Ontario Canada

NOTES TO FINANCIAL STATEMENTS
Note A -	Scope of Business
The Company sells and installs automobile sunroofs and customized accessories primarily for automobile dealers in Ontario, Canada.
Note B -	Summary of Significant Accounting Policies
Method of Accounting
The Company maintains its books and prepares its financial statements on the accrual basis of accounting. The Company records revenue when the services have been rendered and the product has been delivered.

Concentrations of Credit Risk
Financial instruments that potentially expose the Company to significant concentrations of credit risk consist principally of bank deposits. Cash is placed primarily in high quality short-term interest bearing financial instruments and may periodically exceed federally insured amounts.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
Cash and cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less.
Accounts Receivable - Trade
The company charges current operations for amounts estimated to be uncollectible and maintains an allowance for doubtful accounts. The allowance for doubtful accounts was $4,154 for the years ended May 31, 2001 and 2000. During the years ended May 31, 2001 and 2000, the Company incurred bad debts charged against operations in the amounts of $0 and $20,873, respectively.

Inventory
Inventory consists of automobile sunroof kits and customizing accessories and is stated at the lower of cost (primarily first-in, first-out) or market.

- continued -

Somani Holdings, Inc.
O/A Automotive Sunroof Co.
Pickering, Ontario Canada

NOTES TO FINANCIAL STATEMENTS
Note B -	Summary of Significant Accounting Policies - continued
Property, Equipment and Depreciation
Property and equipment are presented at original cost, less accumulated depreciation. Depreciation is computed on reducing balance at annual rates based upon estimated useful lives as follows:
	Furniture and Fixtures Leasehold Improvements Machinery and Equipment Computer and Equipment Incorporation Cost Goodwill	20% Diminishing Balance S.L. - 5 Years Diminishing Balance 20% Diminishing Balance 30% Diminishing Balance 7% Diminishing Balance 7% Diminishing Balance
The cost of significant improvements to property and equipment are capitalized. Maintenance and repairs are expensed as incurred. Upon sale or retirement of property and equipment, the cost and related depreciation are eliminated from the accounts and any resulting gain or loss is credited or charged to income.
Advertising Expenses
Advertising expenses are charged against operations during the period incurred, except for direct-response advertising costs, which are capitalized and amortized over periods not exceeding one year. Advertising expenses charged against operations were $11,181 and $30,250 for the years ended May 31, 2001 and 2000, respectively. The Company did not incur any direct-response advertising costs during 2001 and 2000.
Tax Losses
The company has losses available for income tax purposes, which may be applied against income for tax purposes earned in future year.
The potential tax benefit of these losses has not been reflected in these financial statements.
Warranty Policy
The cost of warranty work due is currently recorded as an expense in the period incurred. Based on the Company' s historical experience, management believes no provisions for future warranty work is deemed necessary.

Somani Holdings, Inc.
O/A Automotive Sunroof Co.
Pickering, Ontario

NOTES TO FINANCIAL STATEMENTS

Note C -	Property and Equipment
Property and equipment consisted of the following:

May 31,	2001	2000

Vehicles	$6,750	$6,750
Equipment	61,991	60,791
Office Equipment	33,698	33,698
Leasehold Improvements	74,584	74,584

	$177,023	$175,823
Less: Accumulated Depreciation	148,384	139,732
Net Property and Equipment	$28,639	$36,091

Depreciation expense for the years ended May 31, 2001 and 2000 was $8,652 and $19,854, respectively.
Note D -	Lease Commitments
The company leases real estate located at 595 Middlefield Road, Scarborough, Ontario from an unrelated entity for a 3-year term commencing June 2000, requiring monthly rentals of $4,582. The lease that terminated in May 2000, required monthly rentals of $4,094 for the year ended May 31, 2000. Rent expense for the years ended May 31, 2001 and 2000 was $54,226 and $46,264, respectively.
The future minimum lease payments are as follows:

2002	2003	2004	2005	2006

$54,981	$54,981	$-	$-	$-

Note E -	Line of Credit
The Company had available a line of credit with The Royal Bank of Canada with a maximum of $250,000. The line of credit bears interest at 2.5% above the prime rate (8.75% at May 31, 2001). The line of credit is collateralized by substantially all the assets of the Company and bears the personal guarantees of certain stockholders. The amounts outstanding on the line of credit at May 31, 2001 and 2000 were $262,856 and $220,000, respectively.

Somani Holdings, Inc.
O/A Automotive Sunroof Co.
Pickering, Ontario

NOTES TO FINANCIAL STATEMENTS

Note F -	Notes Payable
Notes payable consisted of the following:

May 31,	2001	2001

The Company had a demand loan payable with The Royal Bank of Canada. In November 2001, the Loan was converted to a term loan for a period of 1-year, 8 months commencing November 2001. Monthly payments of $2,083 principal plus interest at 2.5% above the banks prime rate (approximately 8.75% at May 31, 2001) are due. The loan is collateralized by substantially all of the assets of the Company and bears the personal guarantees of certain stockholders.	$39,589	$64,585

The Company has a loan with the Business Development Bank. The loan is for a 5-year term commencing June 1997 with monthly payments of $850 principal plus interest at 3.5% above the banks base rate (approximately 9.75% at May 31, 2001). The loan is collateralized by substantially all of the assets of the Company and bears the personal guaranty of certain stockholders.	19,550	29,750

Total Notes Payable	$59,139	$94,335

Less: Amount Due Within One Year	35,196	35,196

Amount Due After One Year	$23,943	$59,139
Maturities of long term debt for the five years succeeding May 31, 2001 are as follows:

2002	2003	2004	2005	2006
$35,196	$23,943	$-	$-	$-
Interest expense for the years ended May 31, 2001 and 2000 was $53,400 and $31,406, respectively.

Note G -	Goodwill and Organization Costs
Goodwill of $97,300 resulting from the purchase of the operations and the organization costs of $1,000 are amortized on a 7% diminishing balance basis. Amortization expense for the years ended May 31, 2001 and 2000 was $2,177 and $2,342, respectively.

Somani Holdings, Inc.
O/A Automotive Sunroof Co.
Pickering, Ontario

NOTES TO FINANCIAL STATEMENTS
Note H -	Related Party Transactions
Due From Related Party
The Company had paid expenses of Autofun Canada Inc for the years ended May 31, 2001 and 2000 in the amounts of $10,549 and $0, respectively. A principle shareholder in the Company is also a principle shareholder in Autofun Canada Inc.
Note Payable - Shareholders
During the years ended May 31, 2001 and 2000, the Company received advances and payments from its stockholder. The notes contain no formal repayment terms, however interest has been imputed in the accompanying financial statements.
Note I -	Subsequent Events
On December 13, 2001, all of the Company' s outstanding shares were acquired by Ideal Accents, Inc. At May 31, 2001 and 2000, the Company had a receivable from Ideal Accents, Inc. in the amounts of $1,226 and 3,696, respectively.

Note J -	Accounting Principals Used
The accompanying financial statements comply with generally accepted accounting principals in Canada (Canadian GAAP) which differs in certain significant respects with generally accepted accounting principals in the U.S. Reconciliations and explanations of those differences have been presented in the registration statement with the Securities and Exchange Commission. The financial statements should be read in conjunction with the registration statement.